================================================================================
                               LICENSING AGREEMENT
================================================================================


Agreement made BY AND BETWEEN THE UNDERSIGNED:


CELINE, Societe Anonyme, having its registered offices at 23/25 Rue du Pont Neuf, 75001 Paris, entered in the Trade Registry of Paris under number B 572 034 361, represented herein by its President, Thierry Andretta;

PARFUMS CELINE SNC, having its registered offices at 23/25 Rue du Pont Neuf, 75001 Paris, entered in the Trade Registry of Paris under number B 398 153 502, represented herein by its Manager, Thierry Andretta, hereinafter jointly called "CELINE",

                                            party of the first part,

AND

INTER PARFUMS, Societe Anonyme, having its registered offices at 4 Rond Point des Champs Elysees, 75008 Paris, entered in the Trade Registry of Paris under No. B 350 219 382, represented herein by its President, Philippe Benacin, hereinafter called "INTER PARFUMS",

                                            party of the second part,



W H E R E A S

CELINE is the owner of the "CELINE" trademark in class 3, a trademark that both in France and abroad has a prestigious international image and an equally prestigious international name in the field of up-scale ready-to-wear clothing and up-scale leather goods;

INTER PARFUMS wishes to exploit the "CELINE" name with a view to creating, producing and distributing perfumes under that name and consonant with conditions that reflect the prestige of CELINE and the high-quality reputation enjoyed by CELINE products;

The parties are desirous of making a joint effort to give the exclusive CELINE style to the subject products hereof,

NOW, THEREFORE, THE FOLLOWING HAS BEEN STIPULATED AND AGREED:



                                       1

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ARTICLE 1.- DEFINITIONS:

For purposes hereof, the following terms shall have the meanings indicated:

1.1  "AGREEMENT" means the present licensing agreement and its attachments.

1.2 "PRODUCTS" signifies the perfumes, toilet water, parfums de toilette, toiletry products derived from the said perfumes that may be or shall be created by INTER PARFUMS within the framework of the performance of this Agreement.

1.3 "PRODUCT ENVIRONMENT" means the bottle(s), the jacket(s) or case(s), the product packaging and the perfume-derived products.

1.4  "TERRITORY" means the entire world including duty-free points-of-sale.

1.5 "TRADEMARK(S)" mean the existing registered trademarks or trademark applications filed on behalf of CELINE, as listed in Attachment 1. The parties agree to use this term also for any future trademark registrations and/or applications filed in the name of CELINE within the framework of the present Agreement.

1.6 "CONTRACTUAL YEAR" signifies the period between January 1st of a particular year and December 31st of that same year.

1.7 "RETAILER" signifies any point-of-sale or sales counter that is qualified to re-sell products bearing the "CELINE" trademark to the end-consumer.

1.8 "DISTRIBUTOR" means any independent company qualified to re-sell products bearing the "CELINE" trademark pursuant to a written agreement or agreements with INTER PARFUMS and retailers in one or more countries.

ARTICLE 2.- PURPOSE OF THE AGREEMENT

2.1 Under the terms hereof, CELINE grants INTER PARFUMS the exclusive right to use the trademark for creating, producing and marketing the products in the licensed territory under the conditions defined hereinbelow.

2.2 Within the present context, the use of the term "exclusive" means that for the entire life of this Agreement, CELINE is prohibited from granting other licenses related to the creation, production and/or sale of products bearing the CELINE trademark.

2.3 It is expressly agreed by INTER PARFUMS that CELINE reserves the right to open boutiques in all countries of the world bearing the name "CELINE". INTER PARFUMS expressly acknowledges that said boutiques are excluded from the field of application of the within Agreement.


                                       2

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However, INTER PARFUMS undertakes to deliver them in accordance with their demand [sic]. INTER PARFUMS shall keep its distributors duly informed of the existence of the present exception to exclusivity which INTER PARFUMS may have passed on to them in their distribution zone. INTER PARFUMS shall sell the products under this exception at the wholesale price, less [____].

ARTICLE 3.- UNDERTAKINGS OF THE PARTIES

3.1 INTER PARFUMS undertakes to use the present license and pursue an active production and marketing policy with respect to the products.

3.2 INTER PARFUMS undertakes to see to it that all of the products, as well as any and all extracts of perfumes or the product components are manufactured in Europe.

3.3  Distribution Network:

3.3a) INTER PARFUMS undertakes to adopt a selective business policy for the distribution of the products, and to sell the products at their respective points-of-sale, at perfume shops and at department stores which meet the objective criteria set forth for selective distribution.

CELINE acknowledges that it is fully cognizant of the general conditions of sale, of the standard retail agreement generally used, and of the standard evaluation report implemented by INTER PARFUMS, an example whereof appears in Attachment II of this Agreement.

INTER PARFUMS undertakes to establish in the territory a high-performance and high-level distribution network composed of qualified and professional distributors who will adhere to the standards and demands of the trademark.

As of the date of signing hereof, INTER PARFUMS does not have the list of agents and distributors to whom the distribution of the products will be entrusted. INTER PARFUMS agrees to submit said list to CELINE not later than 9/30/2001, and thereafter twice a year upon CELINE's simple request within a maximum of thirty
(30) days.

Following a written request received from CELINE, INTER PARFUMS undertakes to dismiss any distributor or agent who in the opinion of CELINE has failed to perform a significant or substantial obligation hereof, or otherwise is no longer adhering to the objective qualitative criteria relative to selective distribution, which failures might prejudice the trademark and the distribution network, and consequently the development of product sales.

Any sales made through the distribution network that are not compatible with the trademark's image are prohibited. More particularly, sales methods such as door-to-door and home sales, remote sales (including but not limited to catalogue offerings, telemarketing sales) are considered incompatible with the image of the trademark.


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The parties likewise agree to exclude Internet sales--within the limits of applicable statute law--with the exception of those made at the following web sites existing as of the date of signing hereof, the structure of which is in conformity with the qualitative criteria of selective distribution:

          www.sephora.fr
          www.galerieslafayettes.com
          www.harrods.com
          www.luxury.com

it being stipulated that the above list may be extended to other web sites meeting the objective criteria of selectivity, subject to the prior written agreement of CELINE.

Any implementation of a sales method plan or plans such as that (those) described above, is subject to the prior written acceptance of CELINE.

3.3b) Establishment of a stand (or stall) or a shop-in-a-shop.

Stands or so-called "shop-in-a-shop" stores bearing the CELINE name or symbol, established in a department store or a multi-specialty store, will have to be structured in accordance with CELINE's directives and architectural design.

All work will be undertaken at the exclusive cost of INTER PARFUMS under its own responsibility, and utilizing its own decorator. However, all such work shall be subject to the prior written approval of CELINE.

Prior to undertaking such work, INTER PARFUMS shall furnish CELINE with the following information:

1. Status of the stand or shop-in-a-shop in the store plan, including all particulars relative to neighboring or adjacent trademarks and products;
2.       A site plan for the stand or shop-in-a-shop;
3.       An existing ceiling plan;
4.       An existing lighting plan;
5.       Photographs of the existing site;
6.       Technical specifications.

Following receipt of this information, CELINE shall supply INTER PARFUMS with a file spelling out the decor aspect, including the furnishing of the stand or shop-in-a-shop, which may not be modified without the prior written approval of CELINE.

Prior to execution of the work, INTER PARFUMS shall submit the following documents and information to CELINE for written approval:

1.       Detailed plans of the stand or shop-in-a-shop;
2. Cross-sectional drawings of the stand or the shop-in-a-shop, including data on heights, along with cut-away views and floor data;
3.       The inception date of the work;
4.       The projected opening date of the stand or shop-in-a-shop.

The furnishing or outfitting of the stand or shop-in-a-shop will have to be in conformity with all specifications embodied in the final plan approved by CELINE.

INTER PARFUMS undertakes to renew or replace any decorative items or components that might deteriorate during the life of this Agreement.

CELINE reserves the right to change its architectural design. INTER PARFUMS agrees to apply the new architectural design as soon as possible and not later than six (6) months after a written request has been received from CELINE, which request will be sent by registered mail with return receipt requested.

3.3c) INTER PARFUMS undertakes to maintain the well-known reputation and prestige of the trademark through implementation of a marketing policy and sales methods consonant with the system of selective distribution.

INTER PARFUMS agrees to market the products within a selective distribution network, and to make available an administrative and marketing structure that is necessary for ensuring effective management.

INTER PARFUMS agrees to market the products at a price that is consonant with the image of the CELINE trademark.

The sales price of the products to co-contractors (agents, distributors) will have to be determined by INTER PARFUMS in such manner that at the final distribution stage, the sales price of the product conforms to the positioning defined by CELINE. Product prices will have to be reported to CELINE before marketing.

3.3d) In order to maintain the image of the CELINE trademark, INTER PARFUMS agrees to market the products at points-of-sale that meet the objective qualitative criteria and to use qualified personnel. INTER PARFUMS shall insert the corresponding clause in all of its contracts made with its distributors or with retailers.

3.3e) In order to verify that the distribution of the products in the territory is consonant with the trademark's prestigious image, CELINE may inspect the points-of-sale or cause them to be inspected. Should there be any points-of-sale that fail to live up to the stated requirements as defined in the above paragraph, CELINE may demand that INTER PARFUMS remove the offending point-of-sale or otherwise cause it to be removed, and to cease all marketing of the products thereat.

3.4 The parties agree that the reputation of CELINE in the up-scale ready-to-wear field and in the up-scale leather goods field is the very basis of the interest that constitutes its trademark; the impact of this well-known reputation is in effect a substantial component in the positioning of its trademark in the perfumes sector.

With this in view, CELINE undertakes as a substantial and determining condition of the present Agreement, without which stipulation this Agreement could not be concluded by the parties, to regularly reinforce its creative activities in the fields of ready-to-wear and leather goods, or in any other clothing activity, all with the objective of sustaining and reinforcing the image and prestige of the CELINE trademark.


                                       5

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ARTICLE 4.- PRODUCT MARKETING PLAN

4.1 In the second contract year (2001), INTER PARFUMS undertakes to do all that is necessary to launch a new perfume, composed of a female line and a male line.

For such purpose, INTER PARFUMS shall submit an appropriate plan to CELINE during the first contract year (2000).

4.2 INTER PARFUMS agrees to do all that is necessary so that the new perfume mentioned in 4.1 above, is broadly distributed within the framework of its launching both in France and overseas.

This marketing plan for the new perfume will be specifically defined between CELINE and INTER PARFUMS. The final version of this plan will have to be submitted to CELINE for written approval prior to the implementation of the plan.

4.3 During this second contract year (2001), INTER PARFUMS undertakes to resume the management and distribution of the existing "Magic" line, as well as the inventories owned by PARFUMS CELINE SNC at cost price, as well as the inventories appearing in the books of said company, and this, within a limit of [---------------------].

4.4 In the fourth contract year (2003), the parties will come to an agreement on the development of a second line of perfumes by INTER PARFUMS.

4.5 In the fifth contract year (2004), INTER PARFUMS undertakes to do all that is necessary for ensuring the marketing of this second line in those territories where the first line of perfumes has already been launched.

4.6 In the sixth contract year (2005), the parties will come to an agreement on the new directions for the CELINE trademark based upon the sales results of the two perfume lines mentioned above.

ARTICLE 5.- TERM

5.1 The within Agreement shall become effective on May 17, 2000, and shall expire on December 31, 2011, except in the case where Article 5.2 is applied.

5.2 The parties agree that upon expiration of the Agreement on December 31, 2011, and on condition that the total amount of net sales ex-factory for the year 2008 is equal to or greater than [_____________________], the present Agreement shall be tacitly renewed for a new 5-year period, i.e., up to December 31, 2016. In such case, the parties will meet to agree upon the guaranteed minimum royalties to be paid during this new contract period.

5.3 In the event that the total amount of net sales ex-factory for the year 2008 is less than [_____________________], the parties will meet as early as the beginning of 2009 to decide upon a possible renewal of this Agreement.


                                       6

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ARTICLE 6.- ROYALTIES

6.1 In consideration of the rights granted to it under this Agreement, INTER PARFUMS shall pay CELINE an annual royalty of:

         o [____] on the part of annual net sales of the products realized by INTER PARFUMS ranging between [---------------------];

         o [____] on the part of annual net sales of the products realized by INTER PARFUMS in excess of [---------------------],

(hereinafter the "proportional royalty").

6.2  The basis used for calculating the "net sales volume" will be:

         o The total net billings by INTER PARFUMS (parent company and subsidiaries) to its customers, including billings for orders placed by CELINE;
         o        Taxes not included;
         o Less transportation expenses invoiced by INTER PARFUMS to its customers (within a limit of 5% of the total amount invoiced);
         o Less justifiably-unsold products returned (within a limit of 5% of the total amount invoiced).

No deduction may be taken for bad debts or debts that cannot be recovered or any other cost incurred by INTER PARFUMS.

The parties will exclude from the calculation of sales volume, sales of advertising materials to the points-of-sale, along with promotional articles, it being stipulated that the said products and articles may in no case represent more than ten percent (10%) of the total sales.

Sales made under non-traditional economic conditions by INTER PARFUMS to its subsidiaries or companies or groups owned directly or indirectly by it, shall for purposes of computing the royalty be considered as having been made at the average sales price applicable to retailers in one same country.

Payments shall be made in French Francs.

6.3 INTER PARFUMS undertakes to pay CELINE during the life of this Agreement the guaranteed minimum royalties (hereinafter the "guaranteed minima) determined in accordance with the following table:



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


============================================= =================================== ======= ==========================================
CONTRACT YEAR

--------------------------------------------- -----------------------------------         ------------------------------------------
1/1/2000 to 12/31/2000                        Creation and development of the             Creation and development of the product.
                                              product
--------------------------------------------- -----------------------------------         ------------------------------------------
1/1/2001 to 12/31/2001                        [____________] taxes not included.
--------------------------------------------- ----------------------------------- ------- ------------------------------------------
1/1/2002 to 12/31/2002                        [____________] taxes not included.          [____] of the amount of the royalty paid
                                                                                  or      in 2001.
--------------------------------------------- ----------------------------------- ------- ------------------------------------------
1/1/2003 to 12/31/2003                        [____________] taxes not included.          [____] of the amount of the royalty paid
                                                                                  or      in 2002.
--------------------------------------------- ----------------------------------- ------- ------------------------------------------
1/1/2004 to 12/31/2004                        [____________] taxes not included.          [____] of the amount of the royalty paid
                                                                                  or      in 2003.
--------------------------------------------- ----------------------------------- ------- ------------------------------------------
1/1/2005 to 12/31/2005                        [____________] taxes not included.          [____] of the amount of the royalty paid
                                                                                  or      in 2004
--------------------------------------------- ----------------------------------- ------- ------------------------------------------
1/1/2006 to 12/31/2006                        [____________] taxes not included.          [____] of the amount of the royalty paid
                                                                                  or      in 2005.
--------------------------------------------- ----------------------------------- ------- ------------------------------------------
1/1/2007 to 12/31/2007                        [____________] taxes not included.          [____] of the amount of the royalty paid
                                                                                  or      in 2006.
--------------------------------------------- ----------------------------------- ------- ------------------------------------------
1/1/2008 to 12/31/2008                        [____________] taxes not included.          [____] of the amount of the royalty paid
                                                                                  or      in 2007.
--------------------------------------------- ----------------------------------- ------- ------------------------------------------
1/1/2009 to 12/31/2009                        [____________] taxes not included.          [____] of the amount of the royalty paid
                                                                                  or      in 2008
--------------------------------------------- ----------------------------------- ------- ------------------------------------------
1/1/2010 to 12/31/2010                        [____________] taxes not included.          [____] of the amount of the royalty paid
                                                                                  or      in 2009
--------------------------------------------- ----------------------------------- ------- ------------------------------------------
1/1/2011 to 12/31/2011                        [____________] taxes not included.          [____] of the amount of the royalty paid
                                                                                  or      in 2010.
============================================= =================================== ======= ==========================================


The parties agree to use the highest figure for guaranteed minima of those set forth in the table.

Payment of the established guaranteed minima will be made quarterly by INTER PARFUMS on April 30th, July 31st, October 30th and January 31st of every year.


                                       8


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It is nonetheless stipulated that the guaranteed minima shall not be due for the first contract year, given the current efforts being put forth by INTER PARFUMS with respect to the design and development of the new perfume. The guaranteed minima shall be due commencing from the second contract year.

The balance of royalties, i.e., the difference between the proportional royalty as calculated according to what is indicated in Article 6.1 for a given year of the contract, and the total amount of the guaranteed minima already paid by INTER PARFUMS for this same contract year, shall be paid by INTER PARFUMS within thirty (30) days following the close of each annual period.

The payment of the royalties shall be accompanied by the statement called for in
Article 7.2 below.

Any sum paid in arrears shall earn interest at the 3-month EURIBOR rate, plus interest of five percent (5%).

ARTICLE 7.- ACTIVITY REPORTS AND PROJECTIONS

INTER PARFUMS will have to furnish CELINE with activity reports and projections in hard copy and/or, to the extent possible, on magnetic media that is compatible with CELINE's data processing system; the purpose of these activity reports and projections will allow CELINE:

o To better understand the amount of royalties deriving from the exploitation of the exclusivity agreement;
o To better audit or monitor any changes in this exploitation, both in terms of net sales volume and in terms of advertising and promotional support of the activity within the territory and for the different products.

These reports and projections will have to be prepared on the appropriate forms and be submitted in accordance with the schedules defined below.

7.1      Quarterly Statement of Sales and Advertising Expenses:

INTER PARFUMS undertakes to submit to CELINE within thirty (30) days following the close of the calendar quarter, a quarterly statement of sales and advertising expenses, indicating:

o The total amount of the "net sales volume" for the quarter, taxes not included, as well as the amount of net sales accrued since the start of the year (as defined in Article 6.2), with a clear indication of the percentage that these sales represent in relation to all of INTER PARFUMS' business activities.

o The breakdown in value of these sales by country and by product line, with the value being expressed in the billing currency and in the currency defined in Article 6.2;

o        The detailed calculation of royalties on said sales;


                                       9


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o        The amount of advertising expenses for each country, the list of which will be prepared by CELINE and submitted to INTER PARFUMS.

For all of these sales-related items, with the exclusion of the advertising expense statements, the actual and projected figures for the current year's budget as well as the comparative figures for the previous year. [sic - main verb missing]

The quarterly sales statement will have to be sufficiently itemized in order to allow for verification against the books of INTER PARFUMS. The statement will have to be "certified true and accurate" by the Director of Finance of INTER PARFUMS.

7.2      Certified Annual Statement of Sales, Inventories and Communications
         Expenses:

INTER PARFUMS shall send the following statements to CELINE within sixty (60) days from the end of the corresponding contract year, which statements will have to be certified at cost to INTER PARFUMS by an independent accounting firm:

o A summary statement of sales made during the year, prepared on the same forms as used for the quarterly sales and advertising expenses statement referred to in Article 7.1, as well as the detailed calculation of the royalties due on these sales, certified by an independent accounting firm at cost to INTER PARFUMS;

o A certified annual statement of inventories, clearly itemizing for each product category the quantities in stock at INTER PARFUMS, as well as the corresponding value, and if applicable, the amount of projected depreciation for the corresponding inventories;

o        An annual statement of communication expenses prepared by country;

o        An annual statement of net local wholesale sales volume by country.

7.3      Marketing Plan:

INTER PARFUMS shall submit a marketing plan to CELINE covering the following calendar year and containing essentially:

o        A marketing book;

o        A projected sales budget;

o        A projected communications budget.

7.3.1 - Marketing Book.

Not later than the 31st of October of every year, INTER PARFUMS shall send a marketing book to CELINE covering the following calendar year, containing the following items:

          o       Activity plan;
          o       Presentation of new references;
          o       Proposed product lines;
          o       Product retail price policy.



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7.3.2 - Projected Sales Budget and Projected Communications Budget.

Not later than the 30th of November of every year, INTER PARFUMS shall send the following to CELINE:

          o       A projected sales budget;
          o       A projected communications budget

covering the following calendar year.

(1) Projected sales budget.

A "projected sales budget" will have to be prepared by INTER PARFUMS for the following year; this document shall be prepared in accordance with the principles used for the quarterly sales statements mentioned above. It will be submitted to CELINE on November 30th of year n, and will be reviewed or revised on June 30th of year n+1.

INTER PARFUMS shall submit to CELINE any data that entails a significant revision of the projected sales budget.

Furthermore, within the framework of the projected sales budget, INTER PARFUMS will indicate the distribution of sales by distribution channels and the distribution of sales by retail price and by product.

(2) Projected communications budget.

INTER PARFUMS will also have to prepare a projected communications budget based on the sales volume indicated in the projected sales budget, showing the distribution of communications expenses by country and by type of expense, as set forth in Article 10.

This document shall include, if applicable and subject to availability, any other data respecting the market or the products required for proper monitoring of the implementation of the exclusivity agreement.

INTER PARFUMS will have to submit an initial media plan to CELINE.

7.3.3 - Product Retail Price Policy.

Upon request from CELINE and with respect to the countries of interest to it, INTER PARFUMS will have to furnish all data relative to the unit retail sales prices recommended for each product, along with an analysis of the positioning of these prices in relation to competition; this data will have to be indicated in local currency and with a significant number of references.

ARTICLE 8.- INTER PARFUMS STATEMENTS OF ACCOUNT

8.1      Obligation to Maintain Books relative to the Exploitation of the
         Products:


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In accordance with customary accounting principles, INTER PARFUMS shall maintain books and other accounting records (as well as any and all receipts and vouchers relative to the importation, production, warehousing, distribution and sale of the products, and more generally, to all activities connected to the rights and obligations deriving from the within Agreement). INTER PARFUMS undertakes to keep these books and records for a period of four (4) years following the close of the year to which they correspond.

It is stipulated that the aforementioned receipts and vouchers will have to include records of permanent inventories of the products and their components, including their packaging materials, and that all books and records will clearly have to show the quantities of product for all transactions relating thereto.

8.2      Audit of INTER PARFUMS Books:

In consideration of giving ten (10) days prior notice, CELINE may at any time during business hours undertake an audit of INTER PARFUMS' books either directly or through a duly-empowered agent.

This audit or inspection may be undertaken once a year at maximum during the life of this Agreement, and once every two (2) years following the expiration of the Agreement, and this, in addition to those audits permitted in case of termination or expiration.

Moreover, CELINE reserves the right to undertake direct audits with third-parties related to INTER PARFUMS in connection herewith (customers, distributors, suppliers, etc.), and INTER PARFUMS agrees to put forth its best efforts to obtain the consent of said third-parties to have CELINE conduct its audits.

The sole purpose of the audits undertaken by CELINE is to ensure that INTER PARFUMS' obligations hereunder are being properly performed.

The cost of such audits shall be borne by CELINE, with the exception of the case set forth in Article 8.3 below.

8.3      Determination and Settlement of Insufficiencies in Payment:

In the event that the audit of INTER PARFUMS' books discloses an insufficiency in royalties paid to CELINE, INTER PARFUMS will have to make immediate payment to CELINE of any and all sums due, plus interest at the 3-month EURIBOR rate plus interest of five percent (5%), calculated from the last day of the year in which said amounts should have been paid.

Furthermore, the total cost of the audit shall be borne by INTER PARFUMS.

In the case of non-payment, CELINE shall be entitled to terminate the Agreement without having to take any legal action thereupon ten (10) days after having given INTER PARFUMS formal notice by registered letter with return receipt requested in accordance with Article 12 below to pay all sums due.

ARTICLE 9.- CREATION AND DEVELOPMENT OF THE PRODUCTS

9.1      Creation of the Products:

The creation of the products will have to be embodied in the consistency of style that is exclusive and particular to CELINE, and in order to guarantee such consistency, INTER PARFUMS undertakes to work closely with CELINE at all stages of the creative and development processes by allowing CELINE to make choices and to suggest any modifications deemed appropriate by it, it being stipulated that in all cases, the parties shall put forth their best efforts to cooperate with a view to jointly developing and implementing a common plan (hereinafter the "Plan").

For any creation of product, INTER PARFUMS will have to obtain the prior written approval of CELINE for the said Plan, and notably:

     o    Development of the product concept or design;
     o Preparation of outlines intended for the creators (design and perfume), providing them with work directives;
     o    Development of a bottle design;
     o    Development and choice of formula;
     o    Development and choice of packaging;
     o    Choice of product name;
     o    Product price positioning.

It should be re-stated that any creation of product, irrespective of its origin and the respective contributions of the parties, shall remain the exclusive property of CELINE, even after this Agreement has terminated or been terminated for any reason whatsoever.

9.2      Industrial or Technical Development of Products:

INTER PARFUMS undertakes to see to it that the products are designed and manufactured in accordance with the quality standards of the industry, that they are defect-free both in their design and in their manufacturing so as to meet the expectations of a demanding clientele and to maintain the prestige of the trademark.

The parties agree that INTER PARFUMS shall maintain complete and overall control of all industrial development stages. It shall freely select the suppliers of packaging articles (molds, tops, pumps, cases or jackets, stoppers, labels, etc.), it being understood that the technical development of any new product envisaged shall be subject to prior written approval by CELINE.

INTER PARFUMS shall furnish CELINE with product samples (hereinafter the "Lead-offs") for verification prior to marketing.

Furthermore, INTER PARFUMS undertakes to market only those products manufactured in accordance with the Lead-offs approved in writing by CELINE.

Should the manufactured products not be in accord with the Lead-offs, CELINE may demand that their production and marketing be immediately stopped, and that they be destroyed at cost to INTER PARFUMS, without prejudice to CELINE's right to cancel this Agreement as set forth in Article 12 below.

9.3      Sub-contractors:

9.3.1 - INTER PARFUMS is authorized under its complete responsibility to sub-contract all or part of the manufacturing of the products under the following conditions:

     o INTER PARFUMS undertakes to see to it that all manufacturing of products, production of perfume extracts or product components by sub-contractors is done in Europe;

     o INTER PARFUMS undertakes to see to it that the terms and conditions of this Agreement are respected by all sub-contractors;

     o INTER PARFUMS shall submit the list of its sub-contractors twice a year to CELINE.

INTER PARFUMS expressly recognizes that it is jointly and severally liable with its sub-contractors. In particular, it undertakes to guarantee CELINE that it will hold itself responsible for any acts or actions of said sub-contractors that are counter to the stipulations embodied herein.

INTER PARFUMS furthermore guarantees CELINE that it shall hold it harmless from any action and/or claim that its sub-contractors may bring against or file with CELINE for any reason or cause whatsoever.

9.3.2 - Quality Control.

INTER PARFUMS shall regularly carry out or cause to be carried out quality-control procedures respecting the products manufactured and packaged by its sub-contractors, and undertakes to inform CELINE as soon as possible of any technical defects found, and to take any and all necessary steps to remedy these defects.

INTER PARFUMS agrees to send CELINE, at the latter's request and once a month at maximum, random samples of the products that will be marketed.

ARTICLE 10.- COMMUNICATIONS

10.1     Definition of Terms:

The term communications signifies acts or actions undertaken in the fields of promotion and advertising.

o  In the sense of this Agreement, the term promotion means:

  a)     Promotional material, point-of-sale advertising, printed matter.

  b)     Promotion-related actions such as:



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



          o    Window displays;
          o Advertising and promotion undertaken jointly with a distributor or retailer;
          o    Point-of-sale activities;
          o Hiring of temporary personnel within the framework of product promotion.

  c)     Public relations operations.

o  Expenses excluded from promotion:

The following are not considered promotion expenses:

  a)     Expenses incurred for packing.

  b) Expenses of full-time staff hired for purpose of the sale or presentation of products.

  c) Product presentations, with the exception of those which CELINE recognizes as having public relations value.

  d)     The opening of a stand and shop-in-a-shop.

  e)     Participation in trade shows and exhibitions.

  f)     Product presentation spaces (show room).

o  Definition of the term "advertising":

As used herein, the term "advertising" means any action connected with or involving the media, meaning the press, radio, magazines, television, billboards or other media channels.

10.2     INTER PARFUMS' Obligations respecting Communications:

INTER PARFUMS and CELINE shall jointly formulate communications strategy relative more particularly to the choice of media and the means of communication (advertising, public relations, etc.).

10.2.1 - Promotion.

Any plan or project relating to promotion as defined in Article 10.1, must be submitted to CELINE for written approval four (4) months before the implementation of said project or plan.

Furthermore, INTER PARFUMS undertakes to utilize the services of an internal or external press agent in order to promote the products to the media and journalists; this will be done in close cooperation with CELINE's Communications Department.



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



10.2.2 - Advertising.

The design and execution of advertising campaigns (creation and choice of media) shall fall under the authority of CELINE.

More specifically, the choice of the visual advertising concept for the product shall be the responsibility of CELINE.

Consequently, so far as concerns the designing and undertaking of an advertising campaign and the choice of media, CELINE reserves the right to designate the organizations of its choice (advertising agency, buying group, photographers studio, etc.) so that the campaign will be in harmony with the overall image of CELINE throughout the world.

INTER PARFUMS undertakes to work with said organizations, and notably with the advertising agency designated by CELINE, it being understood that the final validation of the advertising campaign shall be CELINE's responsibility.

However, CELINE and INTER PARFUMS shall exercise their best efforts to cooperate with a view to achieving an objective that is satisfactory to both parties.

10.2.3 - Communications Budget.

INTER PARFUMS recognizes the need to support the exploitation of the CELINE trademark through a communications policy that is compatible with the level of business activity.

INTER PARFUMS agrees to establish the following budgets jointly with the distributors with whom it is closely involved in connection with the advertising and promotion of products:

o  During the second and third contract years (2001 and 2002):

A communications budget of at least [__________________] for the two consecutive years.

o  Commencing in 2003, and for all following years over the life of the
Agreement:

A communications budget of at least [___________] percent [____] of the "local net wholesale" sales volume realized on the products.

The following is understood by the term "local net wholesale" sales volume:

o The total amount of net billings by INTER PARFUMS distributors to their customers;
o    Taxes not included;
o Less delivery or transportation expenses invoiced by the distributors to their customers (within a limit of 5% of the total amount invoiced);
o Less justifiably-unsold products returned (within a limit of 5% of the total amount invoiced).
o And finally, less sales of promotional products (within a limit of 10% of the total amount invoiced).


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



If all or part of the communications budget has not been expended within a contract year, CELINE may authorize INTER PARFUMS to carry forward the balance to the following year.

10.2.4 - Monitoring of Communications Expenses.

The monitoring of communications expenses will be carried out within the framework of the provisions of Article 7 hereof.

ARTICLE 11.- TRADEMARKS

11.1     CELINE Property Rights to the Trademarks:

INTER PARFUMS hereby acknowledges CELINE's exclusive property right to the trademarks, as well as the rights deriving from the exploitation thereof, and undertakes to use said trademarks only as a beneficiary of the present Agreement.

INTER PARFUMS recognizes the present and future rights of CELINE, including more specifically the trademarks falling under Article 11.4 below, and agrees to abstain from contesting the said rights. Any registration of trademarks in any country whatsoever, may be undertaken only in benefit of CELINE.

CELINE furthermore agrees to do everything possible to obtain, at cost to itself, the renewal of the registrations of the trademarks mentioned in Attachment 1 during the life of the present Agreement.

In those countries listed in Attachment 1 hereof, in which trademark applications are still pending, CELINE shall continue with the registration procedures. However, CELINE may not in any case be held responsible for a trademark application being rejected, irrespective of the reasons therefor.

Should it be necessary to file for registration of the CELINE trademark in a country where the trademark has not yet been registered, CELINE shall file the trademark so as to allow INTER PARFUMS to proceed with the distribution of the products in accordance with local laws and regulations.

Should legal or other obstacles stand in the way of applying for registration of the trademark in a country where such registration is desirable, the parties hereto shall do everything possible to remove those obstacles, or else to find some alternative.

Should CELINE so request, INTER PARFUMS shall do everything possible to support the filing of the trademark application or the renewal of trademark registrations, specifically by furnishing any and all required information, making any and all declarations deemed necessary and submitting any and all requisite documents.


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



CELINE grants INTER PARFUMS the right to have itself registered, at cost to itself, as a "Registered User" of the products in those countries who laws recommend or impose such registration.

If applicable or appropriate, CELINE may decide to have itself protected by the filing of a model depicting the bottles or cases in which the products are packaged; these models will be filed in the name and at the exclusive expense of CELINE.

11.2     Defense of Trademarks.

CELINE alone shall have the right to act legally against any acts or infringement, and more generally against any other threat to the trademarks. CELINE shall likewise have the right to undertake any proceeding in opposition. These rights are not granted to INTER PARFUMS. All legal proceedings, either as plaintiff or defendant, relative to the ownership of the trademarks shall be undertaken at exclusive cost to CELINE.

If it deems it useful or advisable, and if it falls within the realm of possibilities offered by local laws and/or regulations, CELINE shall do everything possible to challenge any registration that constitutes an infringement of the trademarks or the products and/or any illegal use of the trademarks by third-parties in the same field as that of the products. CELINE shall act in concert with INTER PARFUMS, who for its part shall be obligated to render CELINE all possible assistance.

INTER PARFUMS undertakes to inform CELINE without delay of any act of infringement, or acts of unfair competition, and more generally any other threats made by anyone to the trademarks and the products, and to provide CELINE with any and all information relative to any acts of infringement about which it has knowledge.

Any legal proceedings, whether as plaintiff or defendant, relative to the exploitation of the trademarks that may be pending between CELINE and the co-contractors of INTER PARFUMS, whether such co-contractors are re-sellers, agents, distributors, retailers, or others, shall be at the exclusive expense of INTER PARFUMS. CELINE however shall retain full control over the procedures and defense of its interests. In particular, it shall choose its own legal counsel.

11.3     Use of Trademarks by INTER PARFUMS:

11.3.1 - INTER PARFUMS undertakes to use the trademarks only in the manner stipulated in Attachment 1, and only for the operations covered by this Agreement, including the manufacturing, distribution, sale and advertising of the products in the territory.

11.3.2 - Marking.

INTER PARFUMS will have to adhere scrupulously to CELINE's directives or instructions relative to the matter of marking. The products, labels, containers or receptacles and all forms of packaging, letterheads, invoices and documents relative to sales management, sales aids, advertising and promotional materials, will have to be uniformly marked in accordance with the rules issued by CELINE for such purpose. All of these items will have to be submitted to CELINE for written approval prior to use.


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



CELINE reserves the right to change the design of the form and colors of the markings and products, or otherwise cause them to be changed. INTER PARFUMS undertakes to implement and otherwise put into effect any new or modified markings within the shortest possible time, and not later than one (1) year following the date on which notice is given by CELINE.

11.3.3 - Respect for the Identity of the Trademarks.

Excluding the exceptions expressly made by law and regulations, no marking or trademark or sign of any nature whatsoever other than the subject trademarks hereof may appear on the products, save for express authorization given by CELINE.

INTER PARFUMS agrees never to associate the subject trademarks hereof with any other trademark, corporate name, trade name, symbol, etc.

In all communications operations undertaken, INTER PARFUMS shall expressly maintain the distinction between the subject trademarks hereof and all other trademarks belonging to it or which it may exploit elsewhere.

INTER PARFUMS will have to respect the identity of the trademarks as well as the communications methods used to reach consumers.

11.4     Creation and Filing of New Trademarks:

The parties hereto shall decide by mutual agreement on the need to select and file an application for one or more new trademarks for the various product lines.

For such purpose, INTER PARFUMS shall undertake a detailed study at its expense, and submit same to CELINE within the scope of the Marketing Plan.

In this study, INTER PARFUMS will propose to CELINE:

     o Several names and/or logos for the new trademarks, after having first undertaken research at its expense on trademarks having priority to such names and/or logos in those countries determined by INTER PARFUMS;

     o A list giving a maximum of forty (40) countries in which INTER PARFUMS contemplates distributing the products.

INTER PARFUMS agrees to demonstrate reasonableness in its desire to create new trademarks, and in any event, not to provide for the filing of more than three
(3) new trademark applications during the entire life of this Agreement.

After examining the study submitted by INTER PARFUMS, CELINE may decide to proceed with filing applications for said new trademarks. The new trademarks shall be filed in the name of CELINE and at cost to it with the competent government agencies.

By mutual agreement of the parties, all of the terms and conditions of this Agreement shall automatically apply to any new trademark thus created.


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



ARTICLE 12.- ADVANCE CANCELLATION

12.1     Cancellation by Either Party:

In the event of violation of any one of the clauses hereof by one of the parties, the Agreement may be cancelled by the other party thirty (30) days after having given formal notice thereof by registered letter with return receipt requested, which formal notice has remained without response; all of the foregoing is without prejudice to any damages and losses that might be claimed from the defaulting party.

Furthermore, the within Agreement may be ipso jure cancelled if a formal notification addressed to the court-appointed receiver has remained without response for more than one (1) month, in the event that a bankruptcy proceeding is initiated against either of the parties hereto.

12.2     Cancellation by CELINE:

CELINE shall have the right to cancel this Agreement in the following cases:

           o Non-performance of the obligations relative to quality criteria, and notably the manufacturing of unapproved prototypes or the manufacturing of products that are not in accord with prototypes approved by CELINE, if after three (3) days of receiving formal notice from CELINE by registered letter with return receipt there is no response; the foregoing is without prejudice to any damages and losses that might be claimed from INTER PARFUMS;

           o Non-performance of the obligations relative to the directive to stop distribution of the products, if after three (3) days of INTER PARFUMS receiving formal notice from CELINE by registered letter with return receipt, no response has been received;

           o Non-payment or delay in payment of royalties and/or the guaranteed minima mentioned in Article 6 hereof;

           o Discovery of fraudulent acts of any kind whatsoever that have consequences on the rights and obligations conferred by this Agreement.

ARTICLE 13.- EFFECTS OF CANCELLATION - OBLIGATIONS OF THE PARTIES

13.1 In the event of cancellation for any reason other than non-performance of obligations, INTER PARFUMS may, subject to the prior written authorization of CELINE and on a non-exclusive basis, market the products hereunder for a period of six (6) months following the expiration of this Agreement, i.e., those products already produced or pending production as of the expiration date of the Agreement.


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



Within a period of fifteen (15) days from the expiration date of the Agreement, INTER PARFUMS shall submit to CELINE a statement of the remaining product inventory, it being stipulated that said inventory may not represent a volume greater than that of the product sales over a six-month period. The said volume shall be calculated on the basis of the average production recorded during the six (6) months preceding the expiration of the Agreement.

The balance of the remaining inventory will have to be exhausted within a period of six (6) months following the expiration of the Agreement in accordance with the contractual sales conditions, and through the intermediary of previously-used commercial networks or similar networks.

At the end of the six-month period, CELINE may at its entire discretion decide to purchase or decline to purchase from INTER PARFUMS any unsold products at cost price.

In the absence of such purchase by CELINE, the said inventory of products shall be destroyed by INTER PARFUMS at cost to itself and in the presence of a representative of CELINE.

Not sooner than six (6) months following the expiration of the Agreement, INTER PARFUMS shall prepare a statement of sales made as described above, and shall pay CELINE the corresponding amount of royalties, excluding therefrom any sales made to CELINE at cost price.

13.2 As of the expiration date hereof, INTER PARFUMS shall immediately cease any and all exploitation of the trademarks, and shall remove any mention of said trademarks from its business documents, invoices, letterheads, advertising materials, etc.

INTER PARFUMS shall also cease making reference to CELINE, its trademarks and its past cooperation or association with CELINE as a business partner or licensee, and shall be solely answerable in such regard for any of its sub-licensees.

ARTICLE 14.- LIABILITY

14.1 CELINE represents that it has no knowledge of any circumstance that might impede the marketing of the products in the countries listed in Attachment 1, in which the trademarks are already registered.

However, the parties shall agree as to what conduct they should jointly pursue in each country prior to the delivery of the products.

14.2 Should new circumstances arise following the signing of this Agreement that are of a nature which significantly limits the exercise of the trademark exploitation rights granted to INTER PARFUMS in a major country in the territory, the parties shall negotiate with a view to arriving at a readjustment of the royalties due under Article 6 hereof.

14.3 INTER PARFUMS declares that it has duly contracted an insurance policy covering third-party civil liability risks arising from bodily injury and/or property damage deriving notably from a defect in design, manufacturing, storage, packaging, transportation, sale of the products, and operating losses incurred by CELINE.


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



INTER PARFUMS shall be solely liable for any action brought by a third-party as a result of such losses.

ARTICLE 15.- CONFIDENTIALITY

Each party hereto undertakes to maintain the confidentiality of all of the professional data relative to its co-contractor, which data it may have knowledge of through the execution of the within Agreement, and more specifically, to preserve all of the commercial and professional secrets of its co-contractor. The present confidentiality obligation shall survive the expiration of this Agreement.

ARTICLE 16.- TRANSFERABILITY OF THE AGREEMENT

16.1 The present Agreement is strictly personal between CELINE and INTER PARFUMS and may not be assigned or transferred.

Furthermore, INTER PARFUMS undertakes not to grant any sub-licenses, in whole or in part, of the rights granted hereunder.

16.2 The parties acknowledge and agree that in the event of occurrence of the following events:

           o Modification of capital structure entailing a change in control of the company as set forth in Article 355.1 of the Law of July 24, 1966, or acquisition, merger, divestiture, partial transfer of assets;

          o Transfer of elements constituting the ownership of the goodwill to another individual or entity; change in ownership, usufruct, management,

INTER PARFUMS will have to give notice of the change by registered letter with return receipt requested. CELINE shall be entitled to cancel the Agreement unilaterally, and without payment of any indemnity whatsoever, within a period of thirty (30) days from the date of receipt of the said notification, or thirty
(30) days from the date on which CELINE learned of the event entailing the change.

ARTICLE 17.- MODIFICATION OF THE AGREEMENT

17.1 Any amendatory or overriding or supplementary agreement or any rider to the present Agreement must be in writing, signed by the parties and attached to the Agreement. Any such modification shall be limited to the particular point for which it has been agreed.


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



17.2 Should one of the parties find it impossible to perform its commitments hereunder, it will have to inform its co-contractor thereof so that they can come to some arrangement for adapting the Agreement to their mutual interests.

17.3 Should one or more clauses of this Agreement be voided, that circumstance shall not in any way affect the validity of the other provisions of the Agreement nor the Agreement in its entirety. The same shall apply in the event that this Agreement contains gaps. If a clause is to be deleted, or one is missing, it shall be replaced by a legally-valid provision that is in accord with the purpose of the present Agreement.

18.- MISCELLANEOUS

18.1 The fact that CELINE may abstain at any given time from demand that INTER PARFUMS execute its obligations fully, or the fact that CELINE may abstain from exercising any right granted to it hereunder, shall in no case be interpreted as a waiver by CELINE of its right to demand the INTER PARFUMS perform the obligation in question.

18.2 All taxes, assessments and duties that may be due as a consequence of this licensing agreement and of the payment of the royalties, shall be borne by INTER PARFUMS, who undertakes to pay such sums in a timely manner and proceed with any tax or tax-related formality deriving herefrom.

18.3 Expenses connected with the administrative formalities of recording this licensing agreement with the competent government agencies, shall be borne by INTER PARFUMS.

ARTICLE 19.- APPLICABLE LAW - JURISDICTION

19.1     The present Agreement shall be governed by French law.

19.2 In the event of any dispute arising from the interpretation, execution or performance of this Agreement, the parties agree to make every effort to resolve the dispute amicably.

In the absence of such amicable settlement, the dispute shall be submitted exclusively to the courts of Paris.

                                            Made in Paris,
                                            this 17th day of May 2000
                                            in duplicate

INTER PARFUMS                               CELINE

/s/ Philippe Benacin                        /s/ Thierry Andretta
-----------------------------               --------------------------------
Philippe Benacin                            Thierry Andretta

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